Exhibit 99.1

Socket Mobile Media Contact:	Editorial Contacts:
Carol Montalvo	Monica Appelbe or Michelle Homes
Director Marketing Communications	LEWIS PR
(510) 933-3051	(415) 992-4400
carol@socketmobile.com	socketmobile@lewispr.com

Socket Mobile Investor Contact:	Investor Relations Contacts:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
(510) 933-3035	(323) 468-2300
dave@socketmobile.com	sckt@mkr-group.com

Socket Communications, Inc. changes its name to Socket Mobile, Inc.
Stockholders approve new name reflecting focus on the Business Mobility market segment

NEWARK, Calif., - April 23, 2008 - Socket Communications, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today announced that its stockholders approved changing its legal name to Socket Mobile, Inc. Socket Mobile has been doing business under the name for more than a year. The name change is effective immediately.

The legal name change reflects Socket Mobile's expansion into the systems business last year with its SoMo line of handheld mobile computer products specifically designed to address the emerging Business Mobility handheld market segment.

"Our new name is more representative of the strategic direction of the company and better conveys the breadth of mobile productivity products we now offer the marketplace under the Socket Mobile corporate brand," said Kevin Mills, president and chief executive officer of Socket Mobile. "The Business Mobility handheld systems market segment is currently underserved as the performance requirements fall between traditional consumer grade mobile devices and fully ruggedized and integrated industrial devices. We believe Socket Mobile is ideally positioned to service this opportunity."

About Socket Mobile
Socket Mobile makes mobility computing and productivity work. The company is a one-stop supplier of mobile computing hardware systems, offering a handheld mobile computer specifically designed for business mobility use and an extensive portfolio of essential mobile data collection and networking peripherals that enable mobile automation and productivity increases. The company also offers OEM solutions. Socket Mobile is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket and SoMo are trademarks or registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners.

© 2008, Socket Mobile, Inc. All rights reserved.

###